As filed with the Securities and Exchange         Registration No. 333-________
Commission on October 30, 1998

--------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -------------------

                             EARTHLINK NETWORK, INC.
               (Exact name of issuer as specified in its charter)

            Delaware                                     58-2389244
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                               3100 New York Drive
                                    Suite 210
                           Pasadena, California 91107
                    (Address of principal executive offices)

                               -------------------

                             EARTHLINK NETWORK, INC.
                      Stock Option Agreements and Warrants
                            (Full Title of the Plans)

                               -------------------

                                Kirsten L. Hansen
                     Secretary and Director of Legal Affairs
                             Earthlink Network, Inc
                               3100 New York Drive
                                    Suite 210
                           Pasadena, California 91107
                                 (626) 296-2400

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     Proposed maximum  Proposed maximum
Title of securities    Amount to be   offering price       aggregate         Amount of
 to be registered       registered     per share(1)    offering price(1)  registration fee
-------------------    ------------  ----------------  -----------------  ----------------
Common Stock, $.01      1,000,000         $36.75          $36,750,000          $10,217
par value..........      shares


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     (1) Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457(c) on the basis of $36.75 per share, which was the average of the high and low prices of the Registrant's Common Stock on October 26, 1998, as reported in The Wall Street Journal.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              Explanation Statement

     This Registration Statement on Form S-8 is being filed to register shares ("Shares") of EarthLink Network, Inc., a Delaware corporation (the "Company"), common stock, $.01 par value per share ("Common Stock") granted under certain stock options and warrants awarded to certain employees, directors and officers of the Company (collectively, the "Options"). This Registration Statement on Form S-8 registers 1,000,000 Shares issuable upon exercise of the Options, which have not been registered to date. The number of shares and the exercise price for the options and warrants described below have been modified to reflect the Company's stock splits.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

     The following sets forth information pertaining to options granted to four (4) officers and directors of the Company and warrants granted to two
(2) directors of the Company, which grants were made independent of the Company's Stock Option Plan:

     a. Non-Statutory Stock Option granted to Leland C. Thoburn, Vice President, Business Affairs, for the purchase of 100,000 shares of the Company's Common Stock. The option is for a ten year term ending on November 30, 2005 for an exercise price of $2.42 per share. The option vests quarterly beginning March 1, 1996, and vests on the first day of each third calendar month through September 1, 2000 as long as the holder remains an employee of the Company. Upon termination of employment, the holder has the right to exercise the option, to the extent the option has vested within 30 days of termination. In the case of the death or disability of the holder, the holder or his estate has the right to exercise the option within 180 days subsequent to the death or disability of the holder. The option is nontransferable, other than by will or by the laws of descent.

          The option is exercisable by execution of a Stock Purchase Agreement which shall be delivered to the Secretary of the Company, accompanied by payment of the aggregate Option price by check payable to the Company. The number of shares covered by the Option and the exercise price per share are adjusted for any increase or decrease in the number of shares issued as a result of a stock split, reverse stock split, combination, reclassification or payment of stock dividend or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company, excluding conversion of convertible securities. Upon a proposed dissolution, liquidation or sale of all or substantially all of the assets of the Company, merger or reorganization of the Company with or into another corporation of which the Company is not the surviving entity the Company's Board of Directors will make provisions for the assumption of the option by the successor entity or shall give the holder a period to exercise the option before it terminates.

     b. Non-Statutory Stock Option granted to Robert E. Johnson, Vice President of OEM Channel Sales, for the purchase of 100,000 shares of the Company's Common Stock. The option is for a ten year term ending on November 30, 2005 for an exercise price of $0.91 per share. The option vests quarterly beginning September 19, 1995, and vests on the first day of each third calendar month through March 19, 2000 as long as the holder remains an employee of the Company. Upon termination of employment, the holder has the right to exercise the option, to the extent the option has vested within 30 days of termination. In the case of the death or disability of the holder, the holder or his estate has the right to exercise the option within 180 days subsequent to the death or disability of the holder. The option is nontransferable, other than by will or by the laws of descent.

          The option is exercisable by execution of a Stock Purchase Agreement which shall be delivered to the Secretary of the Company, accompanied by payment of the aggregate Option price by check payable to the Company. The number of shares covered by the Option and the exercise price per share are adjusted for any increase or decrease in the number of shares issued as a result of a stock split, reverse stock split, combination, reclassification or payment of stock dividend or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company, excluding conversion of convertible securities. Upon a proposed dissolution, liquidation or sale of all or substantially all of the assets of the Company, merger or reorganization of the Company with or into another corporation of which the Company is not the surviving entity the Company's Board of Directors will make provisions for the assumption of the option by the successor entity or shall give the holder a period to exercise the option before it terminates.

     c. Warrants to purchase shares of the Company's Common Stock. The Warrants are for a five year term ending on January 12, 2001 for an exercise price of $2.42 per share. The Warrants vest in five equal annual installments of twenty thousand (20,000) shares, with vesting beginning on January 12, 1997, with an additional installment vesting each anniversary provided that the holder remains a director of the Company. The Warrants were granted as follows:

                    1.   To Linwood A. Lacy, Jr. for 100,000 Shares; and
                    2.   to Robert M. Kavner for 100,000 Shares.

          The Warrants may be exercised by surrender of the Warrant certificate at the principal office of the Company by check of the then applicable Warrant Price. The number of shares subject to the Warrants and the Warrant Price is subject to adjustment upon conversion, merger or reclassification, subdivision or combination of shares, certain dividends and distributions.

     d. Non-Statutory Stock Option granted to Sky D. Dayton, Founder and Chairman of the Board of Directors, for the purchase of 500,000 shares of Common Stock of the Company. The option is for a ten year term ending on June 18, 2005, for an exercise price of $0.91 per share. The option vests in twenty quarterly installments commencing three months after the date of grant, as long as the holder remains an employee of the Company or the agreement is not otherwise terminated. Upon termination of employment, the holder has the right to exercise the option within 30 days of termination, to the extent the option has vested. In the case of the death or disability of the holder, the holder or his estate has the right to exercise the option within 180 days subsequent to the death or disability of the holder. The option is nontransferable other than by will or by the laws of descent.

          The option is exercisable by execution of a Stock Purchase Agreement which shall be delivered to the Secretary of the Company, accompanied by payment of the aggregate Option price by check payable to the Company. The number of shares covered by the Option and the exercise price per share are adjusted for any increase or decrease in the number of shares issued as a result of a stock split, reverse stock split, combination, reclassification or payment of stock dividend or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company, excluding conversion of convertible securities. Upon a proposed dissolution, liquidation or sale of all or substantially all of the assets of the Company, merger or reorganization of the Company with or into another corporation of which the Company is not the surviving entity the Company's Board of Directors will make provisions for the assumption of the option by the successor entity or shall give the holder a period to exercise the option before it terminates.

     e. Non-Statutory Stock Option granted to Grayson L. Hoberg, Vice President, Finance and Administration, and Chief Financial Officer, for the purchase of 100,000 shares of Common Stock of the Company. The option is for a ten year term ending on November 6, 2007, for an exercise price of $8.00 per share. The option vests in twenty quarterly installments commencing three months after the date of grant, as long as the holder remains an employee or the agreement is not otherwise terminated. Upon termination of employment, the holder has the right to exercise the option within 30 days of termination, to the extent the option has vested. In the case of the death or disability of the holder, the holder or his estate has the right to exercise the option within 180 days subsequent to the death or disability of the holder. The option is nontransferable other than by will or by the laws of descent.

          The option is exercisable by execution of a Stock Purchase Agreement which shall be delivered to the Secretary of the Company, accompanied by payment of the aggregate Option price by check payable to the Company. The number of shares covered by the Option and the exercise price per share are adjusted for any increase or decrease in the number of shares issued as a result of a stock split, reverse stock split, combination, reclassification or payment of stock dividend or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company, excluding conversion of convertible securities. Upon a proposed dissolution, liquidation or sale of all or substantially all of the assets of the Company, merger or reorganization of the Company with or into another corporation of which the Company is not the surviving entity the Company's Board of Directors will make provisions for the assumption of the option by the successor entity or shall give the holder a period to exercise the option before it terminates.

     The Options described above are not subject to the Employee Retirement Income Security Act of 1974, as amended.

Item 2.   Registrant Information and Employee Plan Annual Information.

     Not required to be filed with the Commission.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents, filed by the Company with the Commission are incorporated herein by reference and made a part hereof:

        (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

        (ii)    The Company's Current Report on Form 8-K, dated August 13, 1998;

        (iii)   The Company's Quarterly Report on Form 10-Q dated August 14,
                1998

        (iv)    The Company's Quarterly Report on Form 10-Q dated May 15, 1998;

        (v)     The Company's Current Report on Form 8-K dated February 17,
                1998;

        (vi) The description of the Company's Common Stock, $.01 par value per share, contained in the Company's Registration Statement on Form 8-A filed on January 9, 1997 (Registration No. 000-20799).

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which reregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

     Not applicable.

Item 5.   Interests of Named Experts and Counsel.

     Not applicable.

Item 6.   Indemnification of Directors and Officers.

     Under Section 145 of the General Corporation Law of the State of Delaware, as amended, the Registrant has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his or her being a director or officer of the Registrant if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision.

     Article XII of the Registrant's By-laws generally permits indemnification of directors and officers to the fullest extent authorized by the General Corporation Law of the State of Delaware. In addition, the Company maintains customary directors' and officers' liability insurance.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.   Exemption from Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

     The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:


Exhibit No.                           Description
-----------                           -----------
   4.1         Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of the Registrant's
               Registration Statement on Form S-4, Reg. No. 333-52507).

   4.2 Bylaws (incorporated herein by reference to Exhibit 3.2 of the Registrant's Registration Statement on Form S-4, Reg. No.
               333-52507).

   4.3         Specimen Stock Certificate (incorporated herein by reference to
               Exhibit 4.2 of the Registrant's Registration Statement on Form
               S-1, Reg. No. 333-15781).

   4.4         Non-Statutory Stock Option Agreement for Leland C. Thoburn.



Exhibit No.                           Description
-----------                           -----------
   4.5         Non-Statutory Stock Option Agreement for Robert E. Johnson

   4.6         Warrant for Linwood A. Lacy, Jr.

   4.7         Warrant for Robert M. Kavner.

   4.8         Non-Statutory Stock Option Agreement for Sky D. Dayton.

   4.9         Non-Statutory Stock Option Agreement for Grayson L. Hoberg.

   5           Opinion of Hunton & Williams as counsel.

   23.1        Consent of counsel (included in Exhibit 5).

   23.2        Consent of PricewaterhouseCoopers, LLP independent accountants.

   24          Power of Attorney (see signature pages to this Registration
               Statement).


Item 9.   Undertakings.

     (a) The Company hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pasadena, California on this 29th day of October, 1998.

                                        EARTHLINK NETWORK, INC.

                                        By:    /s/ Charles G. Betty
                                             ------------------------------
                                                 Charles G. Betty
                                                 President, Chief
                                                 Executive Officer
                                                 and Director

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charles G. Betty and Grayson L. Hoberg as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitutes, could lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on October 29, 1998 by the following persons in the capacities indicated.



/s/ Charles G. Betty          President, Chief Executive Officer and Director
------------------------      (principal executive officer)
Charles G. Betty

/s/ Grayson L. Hoberg         Vice President, Finance and Chief Financial
------------------------      Officer (principal financial and principal
Grayson L. Hoberg             accounting officer)



/s/ Sky D. Dayton             Chairman of the Board of Directors
------------------------
Sky D. Dayton

/s/ Sidney Azeez              Director
------------------------
Sidney Azeez

/s/ Robert M. Kavner          Director
------------------------
Robert M. Kavner

/s/ Linwood A. Lacy, Jr.      Director
------------------------
Linwood A. Lacy, Jr.




/s/ Paul McNulty              Director
------------------------
Paul McNulty

/s/ Kevin M. O'Donnell        Director
------------------------
Kevin M. O'Donnell

/s/ William T. Esrey          Director
------------------------
William T. Esrey

/s/ Reed E. Slatkin           Director
------------------------
Reed E. Slatkin

/s/ Patti S. Manuel           Director
------------------------
Patti S. Manuel


                                  EXHIBIT INDEX


Exhibit No.                          Description
-----------                          -----------
   4.1         Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of the Registrant's
               Registration Statement on Form S-4, Reg. No. 333-52507).

   4.2 Bylaws (incorporated herein by reference to Exhibit 3.2 of the Registrant's Registration Statement on Form S-4, Reg. No.
               333-52507).

   4.3         Specimen Stock Certificate (incorporated herein by reference to
               Exhibit 4.2 of the Registrant's Registration Statement on Form
               S-1, Reg. No. 333-15781).

   4.4         Non-Statutory Stock Option Agreement for Leland C. Thoburn.

   4.5         Non-Statutory Stock Option Agreement for Robert E. Johnson

   4.6         Warrant for Linwood A. Lacy, Jr.

   4.7         Warrant for Robert M. Kavner.

   4.8         Non-Statutory Stock Option Agreement for Sky D. Dayton.

   4.9         Non-Statutory Stock Option Agreement for Grayson L. Hoberg.

   5           Opinion of Hunton & Williams as counsel.

   23.1        Consent of counsel (included in Exhibit 5).

   23.2        Consent of PricewaterhouseCoopers LLP, independent accountants.

   24          Power of Attorney (see signature pages to this Registration
               Statement).
